Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

ARP - American Reprographics Company Guidance Announcement

Event Date/Time: Oct. 11. 2010 / 5:00PM GMT

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Oct. 11, 2010/5:00PM, ARP — American Reprographics Company Guidance Announcement
CORPORATE PARTICIPANTS
David Stickney
American Reprographics Company — VP — Corporate Communications
Suri Suriyakumar
American Reprographics Company — Chairman, President, CEO
Jonathan Mather
American Reprographics Company — CFO
CONFERENCE CALL PARTICIPANTS
Scott Schneeberger
Oppenheimer & Co. — Analyst
Matthew Kempler
Sidoti & Company — Analyst
Brad Safalow
PAA Research — Analyst
John Fink
Thompson Research — Analyst
PRESENTATION
Operator
Good afternoon, my name is Kacey and I will be your conference operator today. At this time, I would like to welcome everyone to the financial guidance update conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. (Operator instructions). I would now like to turn the call over to your host, Mr. David Stickney. Sir, you may begin.
David Stickney — American Reprographics Company — VP — Corporate Communications
Thank you, Kacey, and good morning, everyone. Earlier today we distributed a press release announcing a revision of our annual earnings forecast for 2010. Our Chairman, President and Chief Executive Officer, Suri Suriyakumar, and Jonathan Mather, our Chief Financial Officer, are with me today to review and comment on that information. After these comments we will open the call to your questions, though our commentary will be limited. We will have more information to share with you on Tuesday, November 2, during our third quarter earnings call. Current data on the third quarter is preliminary, as we are still closing our books for the period.
I should also note that Suri is traveling internationally and is joining us today from London, so we are juggling time zones as well. For your reference, you can access today’s press release and the Company’s other releases from the investor relations section of American Reprographics Company’s website at e-ARC.com. Also, a taped replay of this call will be a made available beginning about an hour after its conclusion. It will be accessible for seven days after the call. You can find the dial-in number for the replay in today’s press release.
This call will contain forward-looking statements that fall within the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of the Company, including the Company’s financial outlook. Bear in mind that such statements are only predictions and actual results may differ materially as result of risks and uncertainties that pertain to our business. These risks are highlighted in our quarterly and annual SEC filings. The forward-looking statements contained in this call are based on information as of today, October 11, 2010, and except as required by law the Company undertakes no obligation to update or revise any of these forward-looking statements.
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Oct. 11, 2010/5:00PM, ARP — American Reprographics Company Guidance Announcement
With that in mind, I’ll turn the call over to our Chairman, President and CEO, Suri Suriyakumar. Suri?
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
Thank you, David, and good afternoon, everyone. While American Reprographics remains remarkably healthy in the face of continuing softness in the market, this morning we announced that we were revising our annual projections for the year. As we stated in the press release, signs of recovery in the market have been spotty at best. We believe that commercial construction will remain challenged until the conference returns to the market. The historical pattern of the third quarter is to see softer sales during July and August. During these months, our customers often take their vacations and enjoy the summer holidays. September is typically the month when our customers get back to work. Pent-up demand from the previous month usually drives enough work to make the quarter, quarter three, the second-best quarter of the year for us.
Unfortunately, that has not been the case this year. The stuttering nature of this recovery continues to make it difficult for us to predict the short-term performance. The lack of new work left us with lower volume projects consisting of tenant improvement, repair work and similar types of construction.
Based on this trend in the marketplace, we currently expect quarter three revenue to be in the range of $109 million to $110 million. Should these trends continue, the revenue for the fourth quarter would likely be in the range of $102 million to $105 million, producing annual revenues in the range of $440 million to $442 million for the year.
While we are disappointed with these numbers, we are not discouraged. Given that the market is recovering from a serious financial crisis, the depth of the downturn in the economy itself, it’s likely that we would experience quarters like this on and off before the economy recovers fully. Our confidence stems from our solid cash position, the ability to meet our financial obligation and the excellent work we are doing to position the Company for the recovery in the near future.
Our global services team continues to make significant inroads into large national accounts with our management print services strategy. Our color business continues to build, comprising half of our new business during the third quarter. We are making good progress in China as well, and pushing new opportunities in other areas of the world. Just last week we opened our second reprographic service center in Calcutta, India.
Our new products like (inaudible) are starting to improve efficiency for customers while leveraging our global footprint and expanding opportunities for partnerships. While the significant progress we’re making in this area doesn’t necessarily result in higher revenues in the short-term, it positions ARC very well for the future growth.
In the meantime, our competitors are also faced with very few alternatives, either for the present or for the future. We know of at least eight reprographic companies that have closed their doors in the past 60 days. By contrast, our footprint and investment in technology is making the difference in the way we provide services to our customers and, in turn, keeping the future alive with potential.
I have often told concerned investors that we are capable of running our business well at virtually any size. It wasn’t long ago when we built ARC from a small company and local operation into the company you see today. We know exactly how to deliver profits at any level of sales. As such, we continue to institute certain cuts necessary to produce the short-term results that might give us some instant gratification from a quarterly results perspective.
Given our — it may not be the best interest in our long-term. However, given that our average daily sales have stabilized within a narrow range over the course of the year, thus hinting at the bottom in the market, we think it’s more important to position ourselves for the recovery. As I have stated in my prior discussions, as long as we continue to meet our financial obligations we don’t want to sacrifice long-term opportunities for short-term gains.
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Oct. 11, 2010/5:00PM, ARP — American Reprographics Company Guidance Announcement
With that summary, we are going to open the call to your questions. Before we do that, please be reminded that neither Jonathon nor I intend to talk about the third quarter in any significant detail on this call. We felt very strongly that we should make you aware of the change in our forecast as soon as we could, but we are still in the process of finalizing the books for the period. We will have the full report on our scheduled call on November 2. Operator, we are now open for the questions.
QUESTIONS AND ANSWERS
Operator
(Operator instructions) Scott Schneeberger, Oppenheimer.
Scott Schneeberger — Oppenheimer & Co. — Analyst
First question is about the monthly trends that you saw. As you mentioned, typically July-August, slow, and then a ramp up into September. So the questions here are the slowness of the ramp in September — has it perpetuated into October? Or are you just being cautious with the fourth-quarter outlook? And if you go a little deeper into what was different about this lack of step-up into September? Thanks.
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
So usually what happens is that, like I stated — and maybe I was not that clear, given I am not seated in my office — July-August, you could take the third quarter, July and August typically are softer months, given the fact that most people are on vacation. There’s not a whole lot of work which goes on. But really, September comes back strong; it’s one of the better months we have during the year, kind of helps us make up for those daily sales for the third quarter, which eventually makes the third quarter the second-best quarter.
So if you know the cycle in reprographics, the first quarter is really soft, coming off the December vacations and winter and so on. Second-quarter is the best quarter, and then the third quarter also remains fairly strong. But July and August are typically soft. So the third month of that quarter is — September is when we have, when we experience really strong sales. And therefore, that actually will tell us how the quarter is going. Now, obviously, we didn’t see that kind of strength in September as compared to the previous Septembers we have had.
So, based on that, Scott, we are not saying the fourth quarter is going to be bad, but it’s only right that we set the expectations right, if indeed September was soft. Given everything that’s going on in the marketplace, there seems to be a serious lack of confidence. We are hearing more and more projects which we had thought will kick off in the third quarter, didn’t get kicked off. They said no, we haven’t finalized it, we are putting it off. We are hearing that more often.
So there is a sense out there — people are not making the investments into those buildings. They are putting it off, for some reason. And typically what happens is, if they haven’t done it by September-October, the chances are they will say, well, we are going into a slow period anyway, let’s kick it off next year. So that’s likely to happen. We’re just being proactive and we are telling the market what we should tell them rightfully, that the third quarter has been soft, given that the September has been weak. And it is likely that can happen in the fourth quarter as well, just given the market conditions.
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Oct. 11, 2010/5:00PM, ARP — American Reprographics Company Guidance Announcement
Scott Schneeberger — Oppenheimer & Co. — Analyst
As a follow-up to that, I think you mentioned lack of new work, maybe some repair work is the kind of activity you are seeing. I’m curious because, way back when, we would track you as we expected to track the [Architecture] Billings Index. And in recent quarters, we’ve discussed with you that that may not be the case, that you may be a little bit later cycle than the Architecture Billings Index. Could you just speak to, A, the types of projects you are doing; and, B, where in the cycle you think your revenues fall?
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
Our stable business is fundamentally, right now, more to do with all the tenant improvement work, reconstruction work, earthquake improvement work, all of the work that people must get done, where money has been allocated, where it must be done, where is a time slot to be done, or they must do it in order to continue to rent a property or convert it to a hotel, whatever those projects which have certain time limitations.
But most of the new projects, which are the ones which drive our sales, top lines up, such as ballparks, or stadiums, all those extended new projects which bring us new revenues — we are not seeing any of them come by. Now usually, in a downturn, you don’t see as many but you always see some come up, always see some come up. But this is a period that we are seeing less new projects coming on. So our stable work seems to be going on.
So if you take our daily sales average across the year, virtually, especially the US daily sales average, they are pretty consistent within a range. They are not — so that’s why we say there is no question this year has shown stabilization. But there’s nothing new coming at all online to give that extra, little bit extra. With our cost structure where it is, given the fact that we also have a large fixed cost, with a little bit of work we know we will hit numbers, all the numbers we predicted. But it was not the case because September didn’t turn out to be good. And we just think it’s the right thing to keep the market posted of what’s going on.
Scott Schneeberger — Oppenheimer & Co. — Analyst
And one more, if I could, just switching up a little bit — just eight shutdowns of peers and — I guess over the summer, I missed the time frame — could you tell us a little bit more about size, magnitude? Were these small players? Were these regional players? Did you have discussions with them with regard to M&A as they were on the way out? And just kind of rounding it out on the M&A front and what you are thinking there.
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
Right, obviously, on the one hand, we are not thrilled that the companies are going out of business, without a doubt, Scott, because it’s a bad industry phenomenon, unfortunately. But we’re just trying to reflect the pain out there so that if it is any measure, then you will know the kind of pain out there. Most of them are small companies. We certainly don’t like to discuss numbers or point out any of that because there is no disrespect to our competition. But it’s just the depth of difficulty out there, given the market conditions, is what we’re trying to point out. And those are the only ones we know. There are a lot more we won’t know. There might be a lot more on the brink of difficulty. So, again, this is a public call and we want to make sure that we are not discussing anything in a way which reflects negatively in the industry or on the marketplace.
But we just wanted to let the investors know, if it is any can indication it is tough out there. And because there is very little choice if you are a small company. We do have much more options. That is the one, because people could ask the question, why can’t you — can you do anything further? The answer is, yes, we can do a lot of things. But we are positioning ourselves for the recovery. We believe the recovery is within sight; it’s a matter of time.
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Oct. 11, 2010/5:00PM, ARP — American Reprographics Company Guidance Announcement
Now, with regard to whether we had discussions with them, no, because it is a bad time to acquire those. And we are looking at different acquisition strategies. We may not acquire the assets of companies; we may actually buy customer lists and look at different strategies of buying companies because beyond the point of when an asset is damaged, there’s really no point in acquiring that company, as you know. There were several that we knew we did not want to acquire because there wasn’t anything meaningful to acquire. So our strategy is, we are still waiting for the right time. We think time is on our side.
The reason we come out and say what we are saying is I think that is the right thing to do from a public company perspective, but if you look at our cash flow, we are in a very strong position. We’ve got the right tools in place, so there is no concern for us about the health of the Company. It’s just that we are going to bump into difficult quarters like this on and off, without a question, during this recovery process, and it’s to be expected. We just wanted to let everybody know that we are prepared for it. It’s not a pleasant thing, but we are ready for it.
Scott Schneeberger — Oppenheimer & Co. — Analyst
All right, thanks, Suri, I’ll turn it over and get back in line.
Operator
Matthew Kempler, Sidoti & Company.
Matthew Kempler — Sidoti & Company — Analyst
A couple of things here, I guess. The first, regarding the statement that there’s no doubt we are stabilizing here in 2010, is your impression, then, that, absent seasonality, sequential declines just from an economic standpoint are bottoming out, or do you still see — have a challenge of visibility to figure that out?
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
The difficulty is unpredictability because I think the market is so sensitive to various things which goes on out there, of course beyond our control; it seems to be immediately reacting. And I’m saying that simply because we would be expecting projects to come by. We would be expecting projects to kick off. And they don’t seem to get kicked off because there are inadvertently put on hold — well, it’s going to be next quarter. I think that is what I said by saying a lack of confidence.
Now usually, if you take the seasonality perspective, the third quarter, September is a very strong month, and we [still] see that. It was like that last year, and July and August typically are softer months because of the vacations. Second week, it starts picking up in September, and we finished September really strong, and that carries us through to the early months and before it really tails off in the last part of the year. But that didn’t happen this year, so the seasonality didn’t kick in because, obviously, the cyclicality had a much bigger impact.
And again, I wouldn’t even say cyclicality; it seems to be market sentiment for a period of time. That’s where I think that this might well change in the next quarter; we don’t know that. But as for the third quarter, we felt that that was the reason.
Matthew Kempler — Sidoti & Company — Analyst
Okay, and are there any sectors across the industry where you’re actually seeing signs of an emerging recovery or areas where the drop-offs — the fall-offs are sharper?
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Oct. 11, 2010/5:00PM, ARP — American Reprographics Company Guidance Announcement
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
I think it varies from market — not really sectors, but mostly from market to market. Like, for example, there is much more positive activity in Northern California when you compare it to Southern California. So there are areas — that also might be because of our efforts, but there are some segments of the market which seem to be a little more active and a little more vibrant compared to others.
Matthew Kempler — Sidoti & Company — Analyst
And then I guess, if we look at this now, where things potentially do keep declining for some time, the Company is generating strong cash flow today. But can you maybe update us from a covenant perspective how much buffer we have regarding where net income or EBITDA could fall to, that we would still be safe from a covenant standpoint?
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
Right. From a covenant standpoint, if you take all the covenants — I can always ask Jonathan to add a little more color when I finish. For example, if you take all of the covenants we have, we are very comfortable with every one of them, other than the fixed charge ratio, which is the only covenant which we will bump into sometime latter part of next year, assuming, assuming we don’t do anything about it, because of course there are a lot of things we can do about it. And that’s exactly what we tried to explain in the call, because there are other things we can do to mitigate.
For example, we also can — with the recent discussions with the bank, we can also count our excess cash towards that fixed charge coverage, which gives us a little more room. So there are things we can do to, in fact, avert those situations and push it further back into 2011. We can do that. So that’s the only one which will be coming up.
But we are looking at so many other alternatives between now and next year. The markets are really hot, there’s a lot of activity going on in the high yield marketplace. So there are several things that we are looking at. And as I am talking, we are having several meetings with our banks, looking at various alternatives because they’re all available to us. Given our strong cash flow, we are still in a very good position to get the better of the financing available out in the market.
Jonathan, would you like to add to that?
Jonathan Mather — American Reprographics Company — CFO
Sure. So, as what Suri said, let me just first address the covenants. Exactly what Suri said — the only covenant — and this we have talked about before, that we could be challenged with getting too close for comfort, is what I would say, the latter part of 2011, if the revenue doesn’t grow, it stutters, it declined slightly into 2011.
And having said that, on the fixed charge coverage, we believe we have flexibility, A, excess cash because — up to $15 million of excess cash, which is — again, when we say excess cash, it’s a balance sheet reported cash on a particular date, on the quarter end. If you take that into consideration in the computation, and you can have up to $15 million, that helps be a cushion.
In addition to that, there are other variables. As Suri said in the call, too, if we want to, we can cut costs, which may hurt the business in the long-term, but we can continue to cut costs more aggressively and thereby avert the challenge on the covenants, rent expenses, capital expenditure — all these are — when we talk about challenge in the fourth quarter on a fixed charge coverage, is running the business as these — revenue continuing to stutter along through 2011 to 2012. That’s with respect to the charge coverage question.
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Oct. 11, 2010/5:00PM, ARP — American Reprographics Company Guidance Announcement
Second one is when Suri talked about the alternatives we are looking at. Yes, we are talking to the various banks, etc., as well as financial institutions about what is out there, what alternatives do we have. And we are looking at it very closely, whether this is the time to refinance our debt with some other instrument or even a new [term A].
So we are out there looking at it so that we don’t come to that point where, oops, we only have two quarters left and the covenants are tight. So we are on top of it.
Matthew Kempler — Sidoti & Company — Analyst
Okay, all right, thank you.
Operator
(Operator instructions) Brad Safalow, [PAA Research].
Brad Safalow — PAA Research — Analyst
This question just had to do with, from a geographic perspective, are you guys seeing any variance in the performance across the country?
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
Yes. That’s what I was stating, [David]. In some markets — I don’t have the exact details here in front of me. Jonathan may be able to shed a little light on that. Not all markets are performing consistently, given the markets [there]. So in some markets we are seeing stronger results, relatively speaking, to other markets. So they are not consistent across the board.
For example, the easiest one I can give you is California. Northern California seems strong there because of the presence of the technology companies, lots of activities. There is a lot of positive activities going on, on the technology side. Southern California still seems to be lagging behind. So there are different markets which are stronger, and the north there seems to continue to hold very good, and that has been pretty strong for us, relatively speaking. So, some markets, the recovery is slower.
Brad Safalow — PAA Research — Analyst
Okay, and then, just to talk a little bit more about the debt, should we assume that you guys are going to use all of your free cash flow generation for this year, for the most part, to repay debt?
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
That’s the idea. We would — the idea is to repay the debt, and whatever excess cash we have, then, obviously it helps us to keep some excess cash because it will also allow us to use that to apply against that fixed charge ratio. That’s the strategy for now.
Jonathan, would you like to add to that?
Jonathan Mather — American Reprographics Company — CFO
Sure. Again, this year, in the fourth quarter we have and amortization debt payment of $13.7 million that is per the agreement. And then next year, each quarter, the debt payment is $8.1 million each quarter. Clearly, we have ample cash and the cash, you said, is well enough to pay down the debt. The question is, if we have not done anything with respect to have we found another alternative to refinance our debt and have plenty of — so no worries about covenants. But as far as cash flow, what we are generating in cash, we can very easily pay down the debt, pay the debt required per the agreement. Or at this point, we are not talking about paying more than that.
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Oct. 11, 2010/5:00PM, ARP — American Reprographics Company Guidance Announcement
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
And looking at that, Brad, I would also add that our debt continues to come down because we have been, obviously, paying the debt down. So that also helps. So overall, from an overall perspective, through 2011 we will continue to pay the debt down as well. So our debt number keeps coming down.
Brad Safalow — PAA Research — Analyst
Right. I know your total debt numbers are the lowest they have been in, realistically, for the last 10 years.
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
Yes.
Brad Safalow — PAA Research — Analyst
I just want to see if you can elaborate a little bit on the considerations you’re making in terms of weighing — you did an amendment on your term loan facility to get relief under the fixed charge, knowing that you could generate cash and possibly, in a three-to five-year time frame, have no debt on the Company, versus getting involved in a high-yield offering which would leave a certain level of leverage on the balance sheet for an extended period.
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
Right, right. Obviously, we would like to keep those discussions limited because we are in talks with the banks. We wouldn’t like to show all our cards, so to speak. But they have different options. One of the interesting things which has come up since recently, Bad, is that there has been so much — the banks are very aggressive these days. They really want to lend and work with customers whom they feel — where they have free cash flow.
So we have a lot of interest. And Jonathan can address to this and give a little more color, if necessary. But we have a lot of interest from all of our bank groups, wanting to provide us various financial instruments. And they all seem to have a variety of opportunities. On the one hand, we could do a term A, and that certainly benefits us because much lower interest rate. The flexibility, you know, as one of the market turns on, we can pay back, etc., etc.
However, given, like I said, the stuttering nature of these economic conditions, the fact that we do have covenants often, we feel like, tends to freak out lots of investors. Some of them don’t; some of them look at the free cash flow, and they are very confident about what they’re doing, especially if they know the management. They seem to feel very good about it. And yet there are many others who constantly ask about, what about these covenants? Aren’t you scared this guillotine is going to drop on your neck, so to speak?
That’s why I said, and in fact I didn’t maybe say it clearly, as such we could institute the cuts necessary to produce the short-term result that might give us some instant gratification from a quarterly results perspective. However, given that our average daily sales have stabilized, within a narrow range over the course of the year that’s hinting a bottom in the market, we think it’s important to continue to position the Company for recovery.
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Oct. 11, 2010/5:00PM, ARP — American Reprographics Company Guidance Announcement
So a longer-term debt instrument might actually allow us to do that because we really think, when the market turns, there will be more opportunity for acquisitions and so on.
Brad Safalow — PAA Research — Analyst
Okay, fair enough, thanks for taking my questions.
Operator
Scott Schneeberger, Oppenheimer.
Scott Schneeberger — Oppenheimer & Co. — Analyst
I just wanted to explore a little bit more and make sure I have it right, that you mentioned that half of the new business generated in the third quarter was color. And someone asked earlier about what areas you were seeing the strength and weakness, and you turned it more towards geography. But could you speak a little bit to end market customers served and what you’re seeing there, for the strengths and weaknesses?
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
Oh, sure. I might have assumed that they are specifically asking for segments in the construction sector. I apologize. You are right, Scott; it is right that I did say, of the new business which is coming in, color there remains strong. And the reason for that is our efforts into color have recently been very aggressive. We are starting to open these [Riot] Color centers across the nation. We have already opened eight, two more to be opened before the year end. We are racing towards that, and we are starting to go after national and local customers who have non-AEC work. So that’s a spark there, because we are pushing for that [hard] and because we have this new initiative, new marketing and a sales strategy, we are experiencing some success there. There is a fair amount of focus there.
So absolutely, of all the new businesses we are getting, about 50% that, half of that seems to be coming from the color market, which we are very happy with, because we knew that the market — we can focus and get some new revenues, and that’s helping us right now. And that’s mostly non-AEC, Scott.
Scott Schneeberger — Oppenheimer & Co. — Analyst
Okay, understood.
Operator
John Fink, Thompson Research.
John Fink — Thompson Research — Analyst
I had two questions, really. You had mentioned earlier about projects being delayed. As best you can tell, are those projects being delayed because of lack of financing?
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Oct. 11, 2010/5:00PM, ARP — American Reprographics Company Guidance Announcement
And then my second question — if you could talk a little and give us a little more clarity about the tenant improvement and repair. You said this is kind of required investment or money has been set aside. Is this in order to attract landlords and/or to keep landlords? And maybe specifically, what type of work is being done on those tenant improvement and repairs?
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
John, remind me of the first question. The second was tenant improvement. The first one you asked?
John Fink — Thompson Research — Analyst
Yes; the first one was regarding your comment that projects are being delayed. Are they being delayed because of financing?
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
Yes, yes, absolutely. So obviously, we can only reflect what we are generally hearing from our customers. But there are several projects where most of the improvements have been done. We have done the design work. Usually, design work goes through various stages, John, of 30% design, 50%, 60% design. And in some instances there is environmental studies required, and all those are done.
So what happens is, when those things are done, that’s the preliminary work. And then, if the project doesn’t take off and the customers say, well, the owners have put it on hold now, they are still working their finances out, or whoever the investment party is just saying, let’s hold on for three, four, five months or six months or whatever that is. So that’s what’s happening.
I’ll give an example. For example, it’s widely known that the 49ers are moving — in San Francisco, moving to Santa Clara. The [workers even approved] it, but the project is not off the ground because of various reasons related to the financial, what you call structure, I guess. We are seeing quite a few of those where our customers, architects and engineers, say it’s on hold. And we do know that our customers are waiting for these projects to come on. So they — and we have been expanding our market share, and yet our work from the customers we have far less. So that’s the conclusion. That is the one.
And with regard to tenant improvement and (inaudible), that’s always a stable part of the business. If you take what we do for a living in the reprographics business, there is a certain amount of work we always do. If you think of the millions of millions, actually trillions of square feet of buildings in this country, and we are across the nation, as you know, if you walk into an average hotel, that is (technical difficulty) Four Seasons, if it’s a large hotel you can be assured they will spend millions of dollars of improvements that year, on that hotel.
So all those required drawings and work-related construction, so construction never really comes to a halt. What really is suffering is the new construction, and that is the cream of the crop for us. And that is what we are experiencing; that is where the pain is. But the construction itself doesn’t come to a halt because there’s all kinds of work going on, whether it’s airports, tenant improvements, hotels upgrading — all of the work which is planned, which has to be done, continues to go on. So that kind of work is what we refer to as stable work. So we have a certain amount of stable work.
But as soon as the economy improves and when the buildings start come up, then it grows exponentially. That’s typical of the construction work we get.
John Fink — Thompson Research — Analyst
I understand. I appreciate your time. Just as an anecdotal, our research has been indicated to us that tenant improvement and repair work has actually started to accelerate.
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Oct. 11, 2010/5:00PM, ARP — American Reprographics Company Guidance Announcement
Suri Suriyakumar — American Reprographics Company — Chairman, President, CEO
Yes, that’s understandable also, because one of the first things they do is, before the new buildings come, all of the existing buildings which have empty or which have been vacated are all redone, and then people start letting them out, so that’s not (inaudible) at all (multiple speakers) have to be strong.
John Fink — Thompson Research — Analyst
All right, thanks for your time.
Operator
Mr. David Stickney, you may (inaudible) the conference.
David Stickney — American Reprographics Company — VP — Corporate Communications
Thanks, ladies and gentlemen. At this time, we will conclude our call. As you might imagine, we will be maintaining our quiet period as we work through closing our books in preparation for the earnings call on November 2. We look forward to talking with you then. Thanks very much for your attention and continued interest in American Reprographics Company and have a great afternoon. Take care.
Operator
This concludes today’s conference. Thank you for your participation. You may now disconnect.
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